Issuer Free Writing Prospectus filed pursuant to Rule 433

Registration Statement No. 333-175419

November 11, 2011

The information in this free writing prospectus relates only to the securities described in, and should be read together with, the preliminary prospectus supplement dated November 10, 2011 and accompanying prospectus dated July 29, 2011 (collectively, the “Prospectus”) included in MicroVision, Inc.’s Registration Statement on Form S-3 (Registration No. 333-175419) relating to these securities. The following information supplements and updates the information contained in the Prospectus:

Common stock offered by the Company:	17,948,716 shares

Warrants offered by the Company:	Warrants to purchase 8,974,358 shares of common stock. The Warrants will be exercisable during the period commencing on the date of original issuance and ending five years from such date at an exercise price of $0.78 per share of common stock. The Prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Warrants.

Purchase price to the public:	$0.585 per share and accompanying warrant

Underwriting discounts and commissions:	6.0%

Over-allotment option:	15% of the shares and warrants offered

Settlement date:	November 16, 2011

Underwriter:	Oppenheimer & Co. Inc.

The Company has filed a registration statement (including the Prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Prospectus may be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 5th Floor, New York, NY, 10017, by telephone at (212) 667-8563, or via email at EquityProspectus@opco.com.